Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Day One Biopharmaceuticals, Inc. 2021 Employee Stock Purchase Plan and 2021 Equity Incentive Plan, of our report dated March 19, 2021 (except for the third paragraph in Note 1, and Note 17, as to which the date is May 24, 2021), with respect to the consolidated financial statements of Day One Biopharmaceuticals Holding Company, LLC, included in the Registration Statement on Form S-1, as amended (No. 333-255754), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 26, 2021